Exhibit 99.1

Gevo Reports Second Quarter 2019 Financial Results

Gevo to Host Conference Call Today at 4:30 p.m. EDT/2:30 p.m. MDT

ENGLEWOOD, Colo. – August 14, 2019 - Gevo, Inc. (NASDAQ: GEVO) today announced financial results for the second quarter of 2019 and recent corporate highlights.

Recent Corporate Highlights

●

On August 13, 2019, Gevo announced that it has entered into an agreement with Air TOTAL International SA (“Air TOTAL”) for Gevo to supply its sustainable aviation fuel (“SAF”) to Air TOTAL for use and distribution in France and other parts of Europe. With the finalization of this new supply contract, Gevo will initially supply Air TOTAL SAF from the South Hampton facility in Silsbee, Texas and eventually from the expansion of Gevo’s advanced biofuels production facility in Luverne, Minnesota plant (the “Luverne Facility”), which is expected to be constructed in the next several years.

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On August 7, 2019, Gevo announced the successful completion of the City of Seattle's Phase I trial of fleet vehicles utilizing Gevo's low carbon, renewable drop-in isobutanol blended gasoline to reduce greenhouse gas emissions from its fleet of vehicles. The City of Seattle confirmed they saw 18 metric tons of carbon reduction during the Phase I trial using Gevo’s low carbon, renewable fuel and zero adverse effects to their fleet vehicles.

●

On August 5, 2019, Gevo announced that it achieved its International Sustainability and Carbon Certification (ISCC) certification under the ISCC PLUS scheme for Food, Feed, Industrial Applications, Energy, Biofuels outside Europe.

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On June 17, 2019, Gevo announced that Virgin Australia has used Gevo’s SAF to power 1 million kilometers of flights for all aircraft operating in and out of Brisbane Airport when the fuel was put through the general fuel supply system. This marked yet another important step for Virgin Australia towards building a supply-chain for the long-term commercial use of Gevo’s SAF in Australia to lower greenhouse gas emissions.

2019 Second Quarter Financial Highlights

●	Ends the quarter with cash and cash equivalents of $29.2 million

●	Reports revenue of $5.1 million for the quarter

●	Reports loss from operations of ($6.5) million for the quarter

●	Reports non-GAAP cash EBITDA loss[1] of ($4.7) million for the quarter

1 Cash EBITDA loss is a non-GAAP measure calculated by adding back depreciation and non-cash stock compensation to GAAP loss from operations. A reconciliation of cash EBITDA loss to GAAP loss from operations is provided in the financial statement tables following this release.

●	Reports net loss per share of ($0.60) for the quarter

●	Reports non-GAAP adjusted net loss per share[2] of ($0.61) for the quarter

Commenting on the second quarter of 2019 and recent corporate events, Dr. Patrick R. Gruber, Gevo’s Chief Executive Officer, said “We believe that the pieces necessary to drive Gevo’s business are falling into place. We believe we are making real progress on refinancing our secured debt, securing offtake agreements for our advanced renewable biofuel products and advancing manure biogas and wind projects to decarbonize our Luverne Facility. Evidence of our progress include the supply agreement with Air TOTAL. In addition, we working on securing a loan for up to $45 million that could be used, in part, to pay off our current secured lender. I am optimistic that we will be able to obtain the capital required to finance the growth of our business to further our mission of lowering greenhouse gas emissions from transportation fuels.”

Second Quarter 2019 Financial Results

Revenues for the three months ended June 30, 2019 were $5.1 million compared with $9.4 million in the same period in 2018. During the second quarter of 2019, revenues derived at the Luverne Facility related to ethanol sales and related products were $5.0 million, a decrease of approximately $3.8 million from the same period in 2018. This decrease was primarily the result of reduced ethanol and co-product revenues due to planned lower production volumes in response to a decline in ethanol sales prices.

During the three months ended June 30, 2019, hydrocarbon revenues were $0.1 million compared with $0.6 million in the same period in 2018. The decrease in hydrocarbon revenues was due to a delay in shipments of finished products from Gevo’s demonstration plant located at the South Hampton Resources, Inc. facility in Silsbee, Texas (the “South Hampton Facility”). Gevo’s hydrocarbon revenues are comprised of sales of alcohol-to-jet fuel (SAF) and isooctane.

Cost of goods sold was $8.5 million for the three months ended June 30, 2019, compared with $10.7 million in the same period in 2018, primarily as a result of decreased production of ethanol during the 2019 quarter. Cost of goods sold included approximately $7.0 million associated with the production of ethanol, isobutanol and related products and approximately $1.5 million in depreciation expense for the three months ended June 30, 2019.

Gross loss was $3.4 million for the three months ended June 30, 2019, versus a $1.3 million gross loss in the same period in 2018.

Research and development expense decreased by $0.5 million during the three months ended June 30, 2019 compared with the same period in 2018, due primarily to a decrease in costs associated with our South Hampton Facility partially offset by an increase in personnel and consultant expenses.

Selling, general and administrative expense increased by $0.5 million during the three months ended June 30, 2019, compared with the same period in 2018, due primarily to an increase in personnel, travel, legal and investor relations costs, partially offset by a decrease in professional fees.

2 Adjusted net loss per share is a non-GAAP measure calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives, to GAAP net loss per share. A reconciliation of adjusted net loss per share to GAAP net loss per share is provided in the financial statement tables following this release.

Loss from operations in the three months ended June 30, 2019 was $6.5 million, compared with a $4.4 million loss from operations in the same period in 2018 as a result of lower ethanol margins.

Non-GAAP cash EBITDA loss3 in the three months ended June 30, 2019 was $4.7 million, compared with a $2.6 million non-GAAP cash EBITDA loss in the same period in 2018.

Interest expense in the three months ended June 30, 2019 was $0.8 million, a decrease of $0.1 million as compared to the same period in 2018, primarily due to a decline in outstanding debt as a result of the conversion of an aggregate of $3.2 million of our convertible notes during the year ended December 31, 2018.

During the three months ended June 30, 2019, Gevo also recognized a net non-cash gain of $0.1 million associated with the quarterly mark-to-market valuation of the embedded derivative of our convertible notes at June 30, 2019.

Gevo incurred a net loss for the three months ended June 30, 2019 of $7.1 million, compared with a net loss of $11.5 million during the same period in 2018. Approximately $0.1 million of the $7.1 million net loss was comprised of the above non-cash gain during the three months ended June 30, 2019. Accordingly, non-GAAP adjusted net loss4 for the three months ended June 30, 2019 was $7.2 million, compared with a non-GAAP adjusted net loss of $5.3 million during the same period in 2018.

Cash at June 30, 2019 was $29.2 million, and the total principal face value of outstanding debt was $13.9 million.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. EDT (2:30 p.m. MDT) will be Dr. Patrick R. Gruber, Chief Executive Officer, Carolyn M. Romero, Vice President, Controller and Principal Accounting Officer, and Geoffrey T. Williams, Jr., General Counsel. They will review Gevo’s financial results and provide an update on recent corporate highlights.

To participate in the conference call, please dial 1 (888) 771-4371 (inside the U.S.) or 1 (847) 585-4405 (outside the U.S.) and reference the access code 48854515#.

A replay of the call and webcast will be available two hours after the conference call ends on August 14, 2019. To access the replay, please dial 1 (888) 843-7419 (inside the US) or 1 (630) 652-3042 (outside the US) and reference the access code 48854515#. The archived webcast will be available in the Investor Relations section of Gevo’s website at www.gevo.com.

3 Cash EBITDA loss is a non-GAAP measure calculated by adding back depreciation and non-cash stock compensation to GAAP loss from operations. A reconciliation of cash EBITDA loss to GAAP loss from operations is provided in the financial statement tables following this release.

4 Adjusted net loss is a non-GAAP measure calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives, to GAAP net loss. A reconciliation of adjusted net loss to GAAP net loss is provided in the financial statement tables following this release.

About Gevo

Gevo is a next generation “low-carbon” fuel company focused on the development and commercialization of renewable alternatives to petroleum-based products. Low-carbon fuels reduce the carbon intensity, or the level of greenhouse gas emissions, compared to standard fossil-based fuels across their lifecycle. The most common low-carbon fuels are renewable fuels. Gevo is focused on the development and production of mainstream fuels like gasoline and jet fuel using renewable feedstocks that have the potential to lower greenhouse gas emissions at a meaningful scale and enhance agricultural production, including food and other related products. In addition to serving the low-carbon fuel markets, through Gevo’s technology, Gevo can also serve markets for the production of chemical intermediate products for solvents, plastics, and building block chemicals. Learn more at our website: www.gevo.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, Gevo’s saf, Gevo’s agreement with Air TOTAL, Gevo’s plans with respect to the refinance of its outstanding debt, Gevo’s manure biogas projects and wind power projects, Gevo’s plans to “de-carbonize” its production facility, and other statements that are not purely statements of historical fact. These forward-looking statements are made based on the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2018, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), including non-GAAP cash EBITDA loss, non-GAAP adjusted net loss and non-GAAP adjusted net loss per share. Non-GAAP cash EBITDA excludes depreciation and non-cash stock-based compensation. Non-GAAP adjusted net loss and adjusted net loss per share excludes non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of Gevo’s financial instruments, such as warrants, convertible debt and embedded derivatives. Management believes these measures are useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Gevo, Inc.

Condensed Consolidated Balance Sheet Information

(Unaudited, in thousands, except share and per share amounts)

	(unaudited)
	June 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$29,155	$33,734
Accounts receivable	166	526
Inventories	3,329	3,166
Prepaid expenses and other current assets	1,470	1,284
Total current assets	34,120	38,710

Property, plant and equipment, net	67,998	67,036
Deposits and other assets	1,675	1,289
Total assets	$103,793	$107,035

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$4,286	$4,874
2020 Notes (current), net	13,386	—
2020 Notes embedded derivative liability	—	394
Derivative warrant liability	19	22
Total current liabilities	17,691	5,290

2020 Notes (long-term), net	—	12,554
Other long-term liabilities	505	404
Total liabilities	18,196	18,248

Commitments and Contingencies

Stockholders’ Equity
Common stock, $0.01 par value per share; 250,000,000 authorized, 11,885,524 and 8,640,583 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively.	119	86
Additional paid-in capital	528,030	518,027
Accumulated deficit	(442,552)	(429,326)
Total stockholders’ equity	85,597	88,787
Total liabilities and stockholders’ equity	$103,793	107,035

Gevo, Inc.

Condensed Consolidated Statements of Operations Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue
Ethanol sales and related products, net	$4,966	$8,813	$10,630	$17,031
Hydrocarbon revenue	92	607	831	607
Grant and other revenue	28	—	28	25
Total revenues	5,086	9,420	11,489	17,663

Cost of goods sold	8,452	10,693	17,413	21,276

Gross loss	(3,366)	(1,273)	(5,924)	(3,613)

Operating expenses
Research and development expense	945	1,469	1,923	2,258
Selling, general and administrative expense	2,182	1,637	4,274	3,507
Total operating expenses	3,127	3,106	6,197	5,765

Loss from operations	(6,493)	(4,379)	(12,121)	(9,378)

Other (expense) income
Interest expense	(767)	(904)	(1,522)	(1,729)
Loss on exchange of debt	—	(2,181)	—	(2,202)
Gain (loss) from change in fair value of derivative warrant liability	2	(3,517)	3	(3,040)
Gain (loss) from change in fair value of 2020 Notes embedded derivative	148	(511)	394	2,347
Other income	20	—	20	8
Total other expense, net	(597)	(7,113)	(1,105)	(4,616)

Net loss	$(7,090)	$(11,492)	$(13,226)	$(13,994)

Net loss per share – basic and diluted	$(0.60)	$(7.19)	$(1.20)	$(10.26)
Weighted-average number of common shares outstanding – basic and diluted	11,885,524	1,597,242	11,024,482	1,363,394

Gevo, Inc.

Condensed Consolidated Cash Flow Information

(Unaudited, in thousands)

	Six Months Ended June 30,
	2019	2018
Operating Activities
Net loss	$(13,226)	$(13,994)
Adjustments to reconcile net loss to net cash used in operating activities:
(Gain) loss from change in fair value of derivative warrant liability	(3)	3,040
(Gain) from change in fair value of 2020 Notes embedded derivative	(394)	(2,347)
Loss on exchange of debt	—	2,202
Stock-based compensation	370	237
Depreciation and amortization	3,221	3,285
Non-cash interest expense	832	884
Other non-cash expense	1	6
Changes in operating assets and liabilities:
Accounts receivable	360	(389)
Inventories	(163)	516
Prepaid expenses and other current assets, deposits and other assets	(613)	(416)
Accounts payable, accrued expenses and long-term liabilities	(38)	(829)
Net cash used in operating activities	(9,653)	(7,805)

Investing Activities
Acquisitions of property, plant and equipment	(4,556)	(97)
Net cash used in investing activities	(4,556)	(97)

Financing Activities
Proceeds from issuance of common stock	9,647	22,415
Proceeds from exercise of common stock warrants	—	1,263
Debt and equity offering costs	(17)	(299)
Net cash provided by financing activities	9,630	23,379

Net (decrease) increase in cash and cash equivalents	(4,579)	15,477

Cash, cash equivalents and restricted cash
Beginning of period	33,734	11,553
End of period	$29,155	$27,030

Gevo, Inc.

Condensed Consolidated Statements of Stockholders’ Equity Information

(Unaudited, in thousands, except share amounts)

	Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity

Balance, December 31, 2018	8,640,583	$86	$518,027	$(429,326)	$88,787

Issuance of common stock, net of issuance costs	3,244,941	33	9,611	—	9,644
Non-cash stock-based compensation	—	—	234	—-	234
Net loss	—	—	—	(6,136)	(6,136)

Balance, March 31, 2019	11,885,524	119	527,872	(435,462)	92,529

Issuance of common stock, net of issuance costs	—	—	(14)	—	(14)
Non-cash stock-based compensation	—	—	172	—	172
Net loss	—	—	—	(7,090)	(7,090)

Balance, June 30, 2019	11,885,524	$119	$528,030	$(442,552)	$85,597

	Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity

Balance, December 31, 2017	1,090,553	$11	$464,870	$(401,350)	$63,531

Issuance of common stock under stock plans, net	30	—	—	—	—
Issuance of common stock, net of issue costs and warrants	5,208	—	(107)	—	(107)
Non-cash stock-based compensation	—	—	98	—	98
Issuance of common stock upon exchange of debt	39,016	—	528	—	528
Net loss	—-	—	—	(2,502)	(2,502)

Balance, March 31, 2018	1,134,807	11	465,389	(403,852)	61,548

Shares issued upon reverse stock split	12,261	—	—	—	—
Issuance of common stock under stock plans, net	19	—	—	—	—
Issuance of common stock, net of issue costs and warrants	6,281,409	63	36,230	—	36,293
Non-cash stock-based compensation	—	—	61	—	61
Issuance of common stock upon exercise of warrants	300,761	3	6,164	—	6,167
Issuance of common stock upon exchange of debt	260,793	3	7,015	—	7,018
Net loss	—	—	—	(11,492)	(11,492)

Balance, June 30, 2018	7,990,050	$80	$514,859	$(415,344)	$99,595

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,
Non-GAAP Cash EBITDA:	2019	2018
Loss from operations	$(6,493)	$(4,379)
Depreciation and amortization	1,609	1,639
Non-cash stock-based compensation	136	139
Non-GAAP cash EBITDA	$(4,748)	$(2,601)

Non-GAAP Adjusted Net Loss:
Net Loss	$(7,090)	$(11,492)
Adjustments:
(Loss) on exchange of debt	—	(2,181)
Gain (loss) from change in fair value of derivative warrant liability	2	(3,517)
Gain (loss) from change in fair value of 2020 Notes embedded derivative	148	(511)
Total adjustments	150	(6,209)
Non-GAAP Net Income (Loss)	$(7,240)	$(5,283)
Weighted-average number of common shares outstanding – basic and diluted	11,885,524	1,597,242
Non-GAAP Adjusted Net loss per share – basic and diluted	$(0.61)	$(3.31)

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited, in thousands, except share and per share amounts)

	Six Months Ended June 30,
Non-GAAP Cash EBITDA:	2019	2018
Loss from operations	$(12,121)	$(9,378)
Depreciation and amortization	3,221	3,285
Non-cash stock-based compensation	370	237
Non-GAAP cash EBITDA	$(8,530)	$(5,856)

Non-GAAP Adjusted Net Loss:
Net Loss	$(13,226)	$(13,994)
Adjustments:
(Loss) on exchange of debt	—	(2,202)
Gain (loss) from change in fair value of derivative warrant liability	3	(3,040)
Gain from change in fair value of 2020 Notes embedded derivative	394	2,347
Total adjustments	397	(2,895)
Non-GAAP Net Loss	$(13,623)	$(11,099)
Weighted-average number of common shares outstanding - basic and diluted	11,024,482	1,363,394
Non-GAAP Adjusted Net loss per share - basic and diluted	$(1.24)	$(8.14)

Investor and Media Contact

Shawn M. Severson

Integra Investor Relations

+1 415-226-7747

gevo@integra-ir.com